UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C., 20549

                                  Form S-8
                           REGISTRATION STATEMENT
                                    Under
                         The Securities Act of 1933
                     __________________________________
                      Commission file number 000-30519

                        MEGA MICRO TECHNOLOGIES GROUP
             (Exact name of registrant as specified in charter)
                     __________________________________

          Nevada                                  86-0287451
     (State of other jurisdiction of              (I.R.S. Employer
     incorporation or organization)               Identification Number)

     2887 North Green Valley Pkwy, Suite 380
     Henderson, Nevada                            89014
     (Address of Principal Executive Office)      (Zip Code)

              Retainer Agreement of Donald J. Stoecklein, Esq.
                          (Full title of the plan)

                   Employment Agreement of Thomas Embrogno
                          (Full title of the plan)

                   Employment Agreement of Robert Stander
                          (Full title of the plan)

                               (702) 260-0900
            (Registrant's Telephone Number, Including Area Code)

                       Thomas Embrogno, Jr., President
                   2887 North Green Valley Pkwy, Suite 380
                           Henderson, Nevada 89014
                   (Name and Address of Agent for Service)

                                 Copies to:
                         Donald J. Stoecklein, Esq.
                         402 W. Broadway, Suite 400
                             San Diego, CA 92101
                               (619) 595-4882

                                       Proposed     Proposed
                                       maximum      maximum
                          Amount to    Offering    aggregate     Amount of
Title of Securities to       be       price per     offering   registration
be registered            registered    share(2)      price          fee
Common Stock (1)          1,078,554     $0.26       $280,424      $70.11

1    Represents up to 1,078,554 shares of common stock to be offered for resale by the persons indicated in the prospectus included as part of this Registration Statement, in addition to the additional shares offered herein.

2    Calculated in accordance with Rule 457(h)(1) using the 5-day average of the bid and asked prices for the common stock on January 5, 2001.

                                   SUMMARY

     This prospectus accompanies reoffers by employees and consultants of the Company of shares of common stock received through the conversion of accrued salaries and conversion of legal fees payable by the Company. The Company, pursuant to the S-8 Registration, dated this same date, has registered 1,078,554 of the Company's common stock, which shares are to be issued pursuant to the conversion of accrued salaries and conversion of legal fees payable by the Company. The Company's principal offices are located at 2887 North Green Valley Pkwy, Suite 380, Henderson, Nevada, 89015, telephone number (702) 260-0900.

     This form S-8 contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are necessarily based on certain assumptions and are subject to significant risks and uncertainties. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of factors set forth in this Form S-8 (including those sections hereof incorporated by reference from other filings with the Securities and Exchange Commission), in particular as set forth in "Business Risks" under Item 1 and set forth in the "Management's Discussion and Analysis" under Item 2 in the Form 10QSB.

                                RISK FACTORS

The purchase of the securities offered in the prospectus is subject to risk. Investors should evaluate these risk factors carefully.

Need for Additional Financing. The Company has been financed through the sale of its common stock. In order to succeed the Company may require additional capital for working capital and for marketing. There can be no assurance that such financing will be available, when required, on acceptable terms.

Markets   Uncertain.  Despite  the  business  experience  of  the   officers,
directors, and principal shareholders of the Company, and the Company's products there can be no assurance that markets for the Company's products will continue to be sizable enough to permit the Company to operate profitably.

Reliance on Management. All decisions with respect to the management of the Company will be made exclusively by its officers and directors. To a large extent, the success of the Company will depend upon the quality of the management provided by its officers and directors.

Dependence upon Key Personnel. The success of the Company will be largely dependent on the personal efforts of key employees, officers, and directors, who are responsible for the development of the business of the Company. If any of the key employees, officers or directors should, for whatever the reason, cease to serve the Company, the Company may find it difficult to find replacements within a short time frame, and thus, the Company's ability to meet its goals could be adversely affected.

Company Capitalization. To the extent that the funding may be insufficient to meet expenses, the Company may be required to obtain the funds through additional borrowings by raising funds through selling equity interests in the Company. Management believes that operating profits can be generated, but both the production of intellectual properties and any return to Shareholders may take considerably longer than anticipated.

                                   PART I

Item 2.

     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      Note:   The document (s) containing the information specified  in  this
Part  I  will  be  sent to employees as specified by Rule 428  (b)(1).   Such
documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10
(a) of the Securities Act.

      This Registration Statement of Form S-8 (the "Registration Statement") of Mega Micro Technologies Group, a Nevada Corporation, (the "Registrant") cover 1,078,554 shares of the Registrant's common stock, par value $0.001 per share ("Common Stock").

General

     Mega Micro Technologies Group ("MMTG"), formerly Mirage Computers, Inc., is a holding company with two operating subsidiaries: wholly owned Mega Micro, Inc. a California Corporation, and 80% owned Type2 Communications, Inc. a Nevada Corporation. MMTG is in the business of acquiring and developing a group of synergistic technology related companies, which will share customer databases, administration and marketing costs. This is projected to yield lower overhead per company and higher overall earnings.

      The Company's principal executive offices are located at 2887 North Green Valley Pkwy, Suite 380, Henderson, Nevada, 89014, telephone number
(702) 260-0900.

                            OFFERING SHAREHOLDERS

The following table lists the shares of Company common stock held by Donald Stoecklein, Thomas Embrogno and Robert Stander in proposing to sell their shares, the percentage held by each, and the shares currently proposed to be reoffered by them pursuant to the Prospectus.

                        Number of
                         Shares                     Percent     Percent of
                        Currently     New Shares    Before     Total After
Shareholder               Owned        Offered     Offering      Offering
Donald J. Stoecklein     471,775       461,538        3%            5%
Thomas Embrogno          697,878       299,708        4%            6%
Robert Stander           472,400       317,308        3%            4%
        TOTAL                         1,078,554

(1) Includes interest held in other entities whereby Shareholder has a controlling interest.

                                   PART II

Item 3. Information with Respect to the Company

      The prospectus is accompanied by the Company's latest 10QSB Quarterly Reports filed subsequent thereto, for quarter ending September 30, 2000. This Quarterly Report, as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, are hereby incorporated by reference in this prospectus and may be obtained upon the oral or written request of any person to the Company at 2887 North Green Valley Pkwy, Suite 380, Henderson, Nevada, 89015, telephone number (702) 260-0900.

Incorporation of Documents by Reference.

     The registrant incorporates the following documents by reference in this Registration Statement:

      (a) The registrants Quarterly Report on Form 10-QSB for the quarter ending March 30, 2000.
      (b) The registrants Quarterly Report on Form 10-QSB for the quarter ending June 30, 2000.
      (c) The registrants Quarterly Report on Form 10-QSB for the quarter ending September 30, 2000.

Item 4. Description of Securities

General

Common Stock

     The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of common stock, $0.001 par value per share, of which 16,918,193 shares were outstanding as of the date of this filing. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders and have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

     The Company's Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of the date of this filing. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's
Certificate of Incorporation and limitations imposed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Director's authority described above may adversely affect the rights of holders of common stock. For example, Preferred stock issued by the Company may rank prior to the common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common Stock at a premium or may otherwise adversely affect the market price of the common stock.

     The Company has no plans to issue Preferred Stock.

Item 5.  Interests of Named Experts and Counsel

     The Company's legal counsel for securities matters, Donald J. Stoecklein has received 461,538 shares of common stock for services rendered in lieu of a cash payment which shares are being registered herein.

Item 6. Indemnification
     The Articles of Incorporation for the Company do contain provisions for indemnification of the officers and directors; in addition, Section 78.751 of the Nevada General Corporation Laws provides as follows:

      78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation
only   as  authorized  in  the  specific  case  upon  a  determination   that
indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
     (a)  By the stockholders:
     (b) By the board of directors by majority vote of a quorum consisting o directors who were not parties to act, suit or proceeding;
     (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or
     (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

     5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:
(a)  Does   not   exclude  any  other  rights  to  which  a  person   seeking
   indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 7. Exemption From Registration Claimed.

      All of the shares were exempt from the registration requirements of the Securities Act of 1933 as amended by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits.

5     Opinion of Donald J. Stoecklein, Attorney-at-law, regarding legality of shares being issued (1).
__________________________________________
 (1) Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 8th day of January, 2001.

MEGA MICRO TECHNOLOGIES GROUP

By :/s/ Thomas Embrogno
         Thomas Embrogno, President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 10, 2001.

Signature                Title                         Date

/s/ Thomas Embrogno      President,                    January 10, 2001
Thomas Embrogno

/s/ David Steffety       Secretary/ Treasurer               January 10, 2001
David Steffey

                                  EXHIBIT 5
                           Opinion and Consent of
                            Donald J. Stoecklein

ATTORNEY AT LAW                        Telephone (619) 595-4882
                                       Facsimile (619) 595-4883
DONALD J. STOECKLEIN
Practice Limited to Federal Securities
----------------------------------------------------------------------
402 West Broadway, Suite 400, San Diego, California 92101

                                        January 8, 2001

Mr. Thomas Embrogno
President
Mega Micro Technologies Group
2887 North Green Valley Pkwy, Suite 380
Henderson, NV 89014

     RE: REGISTRATION STATEMENT ON FORM S-8

Dear Mr. Embrogno:

You have requested our opinion as to the legality of the registration by you, Mega Micro Technologies Group (the "Corporation") of up to 1,078,554 shares of Common Stock (the "shares") pursuant to a Registration Statement, dated January 8, 2001, on Form S-8 (the "Registration Statement") to be filed on January 9, 2001:

As your counsel we have reviewed and examined:

1.   The  Articles  of  Incorporation of the  Corporation,  as  amended  (the
     "Articles");

2. The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3.   The Resolutions of the corporation authorizing the registration;

4.   The minute book of the Corporation;

5.   The registrants Form 8-K12G3 filed May 1, 2000

6. The registrants Quarterly Report on Form 10-QSB for the quarter ending March 31, 2000

7. The registrants Quarterly Report on Form 10-QSB for the quarter ending June 30, 2000

8. The registrants Quarterly Report on Form 10-QSB for the quarter ending September 30, 2000.

9.   The Retainer Agreement and Employment Agreements; and

10. Such other matters as we have deemed relevant in order to form our opinion.

In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the shares): (i) will have been duly authorized, legally issued, fully paid and nonassessable, (ii) when issued will be a valid and binding obligation of the corporation, and (iii) do not require a permit from any governmental agency.

Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue-Sky laws.

This Opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

Notwithstanding the above, we consent to the use of our opinion in regards to the Request to Transfer Agent for transfer of the above referred to shares.




                                        Yours Very Truly,


                                        /s/ Donald J. Stoecklein

                                        Donald J. Stoecklein